EXHIBIT 99.1

Synergy Pharmaceuticals Announces Approval of Merger with Callisto Pharmaceuticals and

Other Actions at

Annual Meeting of Stockholders

NEW YORK, N.Y., January 15, 2013 — Synergy Pharmaceuticals Inc. (Nasdaq:SGYP) (“Synergy”) today announced that it convened its annual meeting of stockholders yesterday and it has received the necessary approvals from its stockholders to authorize Synergy’s merger with Callisto Pharmaceuticals, Inc. (“Callisto”) pursuant to the previously announced Agreement and Plan of Merger, dated July 20, 2012, as amended on October 15, 2012.  Synergy and Callisto expect to close the merger as soon as practicable.

In addition, the following other actions were approved by the stockholders at the annual meeting:

•                  an amendment to the Synergy’s 2008 Equity Compensation Incentive Plan (the “Plan”) to increase the number of shares of Synergy common stock reserved for issuance under the Plan from 7,500,000 to 15,000,000;

•                  an amendment to the Synergy’s Second Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Synergy common stock from 100,000,000 to 200,000,000;

•                  the seven (7) director nominees, all of whom currently serve as directors of Synergy, were re-elected with a term to expire in 2013;

•                  the appointment of BDO USA, LLP as Synergy’s independent registered public accounting firm for the fiscal year ended December 31, 2012 was ratified;

•                  on an advisory basis, approved the compensation of Synergy’s named executive officers; and

•                  on an advisory basis, selected a three (3) year frequency for an advisory vote on executive compensation.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases. Synergy’s lead proprietary drug candidate plecanatide is a synthetic analog of the human gastrointestinal hormone uroguanylin, and functions by activating the guanylate cyclase C receptor on epithelial cells of the GI tract. Synergy completed a Phase I study of plecanatide in healthy volunteers, a Phase IIa clinical trial in CIC patients, and has just completed a major Phase IIb/III clinical trial of plecanatide to treat CIC.  Plecanatide is also being developed to treat IBS-C, with the first trial in IBS-C patients initiated in the fourth quarter of 2012. Synergy’s second GC-C agonist SP-333 is in clinical development to treat inflammatory bowel diseases, and has just completed its first Phase I trial in healthy volunteers. More information is available at http://www.synergypharma.com.

Investor Contact:	Danielle Spangler
The Trout Group
synergy@troutgroup.com
(646) 378-2924